March 22, 2002

Royal Vendex KBB N.V.
KBB Retail Assets Corp.
Quality Fulfillment Services, Inc.
De Klencke 6, NL-1083
Postbus 7997, 1008 AD
Amsterdam, The Netherlands

         Re: Asset Purchase Agreement by and among The Right Start,Inc., Toy Soldier, Inc., Royal Vendex KBB N.V., KBB Retail Assets Corp. (fka F.A.O. Schwarz) and Quality Fulfillment Services, Inc. dated as of November 19, 2001 (the "Purchase Agreement)

Gentlemen:

         Under Sections 2.3(e) and (f) of the Purchase Agreement (capitalized terms used in the Letter Agreement without definition shall have the meanings set forth in the Purchase Agreement) the parties agreed to make payments one to the other depending on the difference between actual Operating Working Capital Ongoing Business and the estimate used by the parties in Section 2.3(c) of the Purchase Agreement as it may have been adjusted in accordance with Section 2.3(d) of the Purchase Agreement. The parties hereby agree as follows:

     1. The parties agree that the calculation of Operating Working Capital Ongoing Business delivered by the Buyer to the Sellers and Shareholder on February 13, 2002 (the "Buyer Calculation"), shows that the Sellers owe $7,628,286 to the Buyer.

     2. The parties agree that, based on their discussions regarding the Buyer Calculation and the matters raised in the response to the Buyer Calculation set forth in the letter of KBB Retail U.S.A., Inc., dated February 28, 2002 (the Seller Response), the amount ("Reimbursable Amount") due to the Buyer under Section 2.3(f) of the Asset Purchase Agreement, together with all other matters reflected or referred to in the Buyer Calculation and the Seller Response, shall be $6,714,238, notwithstanding the Buyer Calculation or the provisions of Section 2.3(f) of the Asset Purchase Agreement.

     3. The parties agree that the Reimbursable Amount shall be paid by Shareholder (or by Sellers if Shareholder chooses) to Buyer as follows:

              a.  $3.0 million in cash on March 5, 2002;
              b.  $1,444,775 in cash at such time as:
                   i.   The Right Start, Inc. has provided a guaranty;


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                   ii.  Buyer, Parent, KBB Retail Assets Corp. and  Shareholder
                        have executed a mutually acceptable Interim Operating Agreement with respect to the Chicago flagship store;
                   iii. KBB Retail  Assets Corp. has received an executed Note in the aggregate principal amount of $1.5 million secured on a subordinated basis by the inventorylocated at the Chicago flagship store (the "New Note");
                   iv. KBB Retail Assets Corp. has received a security agreement; and

              c. $2,269,463 through a reduction in the aggregate principal amount of the Subordinated Notes by notation made on Subordinated Note issued by Toy Soldier, Inc. to KBB Retail Assets Corp. in the manner provided in such notes

     4. The Sellers and the Shareholder agree that the New Note shall be subject to the Subordination and Intercreditor Agreement dated as of January 6, 2002 (the Subordination Agreement"), by and between the Sellers, the Shareholder and Wells Fargo Retail Finance, LLC ("Wells") and that Wells may rely on and enforce the agreement set forth in this Section 4 of this Letter Agreement as fully as if it had been made in the Subordination Agreement.

     5. The parties agree that the aggregate principal amount of Subordinated Note No. FAO-1 issued by Toy Soldier, Inc. to KBB Retail Assets Corp. shall be reduced to $14,830,637 (which, together with Subordinated Note No. QFS-1 issued to Quality Fulfillment Services, Inc., totals $15,730,537) reflecting the adjustments noted in item 3(c) above plus an additional $2,000 with respect to the assignment of the Chestnut Hill and Water Tower stores, or reduced to $14,829,637 if the Water Tower Store is not assigned.

         This Letter Agreement contains the entire agreement between the parties with respect to the calculation of Operating Working Capital Ongoing Business and payments for any difference between the estimated and actual Operating Working Capital Ongoing Business as would otherwise be dealt with through
Section 2.3 of the Purchase Agreement and all the other subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Letter Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. This Letter Agreement shall be governed by and construed under the law of the State of New York without regard to conflicts-of-laws principals that would require the application of any other law. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

If you agree with the matters set forth in this Letter Agreement, please execute and return one copy to us and keep the other for your records.

                                       2
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                           Sincerely,

                           THE RIGHT START, INC.


                           By: /s/ Kendrick F. Royer
                           Name: Kendrick F. Royer
                           Title: Senior Vice President

                           TOY SOLDIER, INC.


                           By: /s/ Kendrick F. Royer
                           Name: Kendrick F. Royer
                           Title: Senior Vice President

 AGREED AND ACCEPTED

 ROYAL VENDEX KBB N.V.


 By: /s/ Eric ter Hark
 Name:  Eric ter Hark
 Title: Director of Corporate Development


 KBB RETAIL ASSETS CORP.


 By: /s/ Hal Prout
 Name:  Hal Prout
 Title: Secretary


 QUALITY FULFILLMENT SERVICES, INC.


 By: /s/ Hal Prout
 Name:  Hal Prout
 Title: Secretary